INNODATA CORPORATION
                            Three University Plaza
                             Hackensack, NJ  07601

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 14, 2000

To  the  Stockholders  of  Innodata  Corporation:
     The Annual Meeting of Stockholders of Innodata Corporation (the "Company") will be held at The Harvard Club, 27 West 44th Street, New York, New York 10036, Third Floor, Mahogany Room at 11:00 A.M. on Thursday, December 14, 2000, for the following purposes:

(1) To elect seven Directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

(2) To approve the 2000 Stock Option Plan authorizing the Company to issue options to acquire up to 900,000 shares of Common Stock to officers, directors, employees and consultants;

(3) To ratify the selection and appointment by the Company's Board of Directors of Grant Thornton LLP, independent auditors, as auditors for the Company for the year ended December 31, 2000; and

(4) To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement, form of Proxy, the Annual Report to Stockholders of the Company for the year ended December 31, 1999 and the Financial Report for the six months ended June 30, 2000 and 1999 are enclosed herewith. Only holders of record of Common Stock of the Company at the close of business on November 1, 2000 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the meeting; in addition, the list will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the office of the Secretary of the Company, located at 95 Rockwell Place, Brooklyn, New York 11217.


                              By Order of the Board of Directors,



                              Martin Kaye
                              Secretary
Hackensack, New Jersey
November 13, 2000

     All stockholders are cordially invited to attend the Meeting. If you do not expect to be present, please sign and date the enclosed form of Proxy and return it promptly using the enclosed envelope. No postage is required if mailed in the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and if present at the Meeting may withdraw it and vote in person. Attendance at the Meeting is limited to stockholders, their proxies and invited guests of the Company.


                              INNODATA CORPORATION
                             Three University Plaza
                              Hackensack, NJ  07601

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Innodata Corporation (the "Company") of proxies in the form enclosed. Such Proxies will be voted at the Annual Meeting of Stockholders of the Company to be held at The Harvard Club, 27 West 44th Street, New York, New York 10036, Third Floor, Mahogany Room at 11:00 A.M. on Thursday, December 14, 2000 (the "Meeting") and at any adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     This Proxy Statement and accompanying Proxy are being mailed on or about November 13, 2000 to all stockholders of record on November 1, 2000 (the "Record Date").

     Any stockholder giving a Proxy has the power to revoke the same at any time before it is voted. The cost of soliciting Proxies will be borne by the Company. The Company has no contract or arrangement with any party in connection with the solicitation of proxies. Following the mailing of the Proxy materials, solicitation of Proxies may be made by officers and employees of the Company by mail, telephone, telegram or personal interview. Properly executed Proxies will be voted in accordance with instructions given by stockholders at the places provided for such purpose in the accompanying Proxy. Unless contrary instructions are given by stockholders, it is intended to vote the shares represented by such Proxies for the election of the seven nominees for director named herein, for approval of the 2000 Stock Option Plan and for the selection of Grant Thornton LLP as independent auditors. The current members of the Board of Directors presently hold voting authority for Common Stock representing an aggregate of 1,252,755 votes, or approximately 24% of the total number of votes eligible to be cast at the Annual Meeting. The members of the Board of Directors have indicated their intention to vote affirmatively on all of the proposals.

                              VOTING SECURITIES
     Stockholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date there were 5,122,386 outstanding shares of common stock, par value $.01 per share (the "Common Stock"). Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting in determining the presence of a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 30, 2000 information regarding the beneficial ownership of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's officers and directors, and
(iii) all officers and directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o Company, 3 University Plaza, Hackensack, NJ 07601.




                                           Shares Owned Beneficially (1)
                                      Amount and Nature
   Name and Address of                  of Beneficial
    Beneficial Owner                      Ownership        Percent of Class

Track Data Corporation (2)                 594,241              11.7%

Barry Hertz (3)                            745,090              14.3%

Todd Solomon (4)                           737,940              13.8%

Jack Abuhoff (5)                           410,661               7.5%

Martin Kaye (6)                            127,749               2.5%

Stephen Agress (7)                          84,260               1.6%

Jurgen Tanpho (8)                           41,835                *

Jan Palmen (8)                              18,000                *

Klaas Brouwer (9)                           17,260                *

Albert Drillick (10)                        15,010                *

Dr. E. Bruce Fredrikson (11)
Syracuse University
School of Management
Syracuse, NY 13244                          39,747                *

Morton Mackof (12)                          21,634                *

Stanley Stern (13)                           9,175                *

All Officers and Directors
as a Group (12 persons)
(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)    2,268,361              37.0%

______________________________

* Less than 1%.
1. Except as noted otherwise, all shares are owned beneficially and of record. Includes shares pursuant to options presently exercisable or which are exercisable within 60 days. Based on 5,091,387 shares outstanding.

2. Consists of 594,241 shares owned by Track Data Corporation ("TDC"), which is controlled by Mr. Hertz.

3.   Includes 594,241 shares owned by TDC, which is controlled by Mr. Hertz,
     8,400 shares held in a pension plan for the benefit of Mr. Hertz and currently exercisable options to purchase 133,449 shares of Common Stock.

4. Includes currently exercisable options to purchase 248,997 shares of Common Stock.

5. Includes currently exercisable options to purchase 381,912 shares of Common Stock.

6. Includes currently exercisable options to purchase 117,750 shares of Common Stock.

7. Includes currently exercisable options to purchase 33,000 shares of Common Stock. Also includes exercisable options to purchase 5,750 shares of Common Stock by his wife. Mr. Agress disclaims beneficial ownership in shares attributable to his wife.

8. Consists of shares issuable upon exercise of currently exercisable options granted under the Company's Stock Option Plans.

9. Includes currently exercisable options to purchase 12,000 shares of Common Stock.

10. Includes 12,460 shares held in the Track Data Phantom Unit Trust ("TD Trust") to be released upon termination of association with the Company and TDC, or earlier with approval of the Board of Directors of TDC, and currently exercisable options to purchase 2,550 shares of Common Stock.

11. Includes currently exercisable options to purchase 35,748 shares of Common Stock.

12. Includes currently exercisable options to purchase 9,174 shares of Common Stock and 12,460 shares held in the TD Trust to be released upon termination of association with the Company and TDC, or earlier with approval of the Board of Directors of TDC.

13. Includes currently exercisable options to purchase 4,440 shares of Common Stock and 4,735 shares held in the TD Trust to be released upon termination of association with the Company and TDC, or earlier with approval of the Board of Directors of TDC.



                          ITEM I. ELECTION OF DIRECTORS
     It is the intention of the persons named in the enclosed form of Proxy, unless such form of Proxy specifies otherwise, to nominate and to vote the shares represented by such Proxy for the election of Barry Hertz, Todd Solomon, Jack Abuhoff, Abraham Biderman, Dr. E. Bruce Fredrikson, Dr. Charles F. Goldfarb and Martin Kaye, to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company. The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting.




Name                     Age  Position
-----------------------  ---  --------

Barry Hertz               50  Chairman of the Board of Directors

Jack Abuhoff              39  President, Chief Executive Officer and Director

Todd Solomon              38  Vice Chairman of the Board of Directors and Consultant

Martin Kaye               53  Executive Vice President, Chief Financial Officer,
                              Secretary and Director

Stephen Agress            39  Vice President - Finance

Jurgen Tanpho             35  Vice President - Operations

Jan Palmen                46  Vice President - Sales

Klaas Brouwer             33  Vice President - Technology

Abraham Biderman          52  Director

Dr. E. Bruce Fredrikson   62  Director

Dr. Charles F. Goldfarb   60  Director




     Barry Hertz has been Chairman since 1988 and Chief Executive Officer of the Company until August 1995. He founded Track Data Corporation ("Track") in 1981. He was Track's sole stockholder and Chief Executive Officer until its merger (the "Merger") on March 31, 1996 with Global Market Information, Inc. ("Global"), a public company co-founded by Mr. Hertz, who was its Chairman and Chief Executive Officer. Upon consummation of the Merger, Global changed its name to Track Data Corporation ("TDC"). Mr. Hertz holds a B.S. degree in mathematics from Brooklyn College (1971) and an M.S. degree in computer science from New York University (1973). Mr. Hertz is presently Chairman of TDC.


     Jack Abuhoff has served as President and CEO since September 15, 1997. He has been a Director of the Company since its founding. From 1995 to 1997 he was Chief Operating Officer of Charles River Corporation, an international systems integration and outsourcing firm. From 1992 to 1994, he was employed by Chadbourne & Parke, and engaged in Sino-American technology joint ventures with Goldman Sachs. He practiced international corporate law with White & Case from 1986 to 1992. He holds an A.B. degree from Columbia College (1983) and a J.D. degree from Harvard Law School (1986).

     Todd Solomon has been Vice Chairman and consultant to the Company since his resignation as President and CEO on September 15, 1997. He served as President and a Director of the Company since its founding by him in 1988. He had been Chief Executive Officer since August 1995. Mr. Solomon was President of Ruck Associates, an executive recruiting firm from 1986 until 1987. Mr. Solomon holds an A.B. in history and physics from Columbia University (1986).

     Martin Kaye has been Chief Financial Officer of the Company since October 1993, was elected Vice President - Finance in August 1995 and was elected Executive Vice President in March 1998. He has been a Director since March 1995. He is a certified public accountant and serves as Vice President of Finance and a Director of TDC. Mr. Kaye had been an audit partner with Deloitte & Touche for more than five years until his resignation in 1993. Mr. Kaye holds a B.B.A. in accounting from Baruch College (1970).

     Stephen Agress was elected Vice President - Finance in March 1998. He served as Corporate Controller since joining the Company in August 1995. Mr. Agress is a certified public accountant and had been a senior audit manager with Deloitte & Touche for more than five years prior to his resignation in 1995. Mr. Agress holds a B.S. in accounting from Yeshiva University (1982).

     Jurgen Tanpho was elected Vice President - Operations in March 1998. He served in various management capacities since joining the Company in 1991, most recently in the position of Assistant to the President of Manila Operations. He holds a B.S. degree in industrial engineering from the University of the Philippines (1986).

     Jan Palmen was elected Vice President - Sales in February 1999. Mr. Palmen was Chief Operating Officer at SPI Technologies, Inc., a leading competitor of the Company, from 1995 through 1998. Prior to SPI, he was General Manager, Production for Reed/Elsevier from 1991 through 1995. He was also a member of the steering committee for global SGML implementation. Before that, he spent three years with United Dutch Publishers as head of sales and production and two years with a global management consultancy company as a strategic consultant. He holds a M.B.A. degree (1979) in marketing, economics and logistics management and a B.B.A. degree (1976) in economics and marketing, both from Erasmus University in Amsterdam.

     Klaas Brouwer was elected Vice President - Technology in July 2000. He was Assistant Vice President for Technology from September 1998 until June 2000.
Mr. Brouwer was Chief Technical Officer and Special Projects Division Manager at SPI Technologies, Inc., a leading competitor of the Company, from 1996 through 1998. From 1993 up to 1996, he served as IT Manager and member of the Management Team of Elsevier Science, responsible for the implementation of Software Development, LAN, WAN and Data Centers. Mr. Brouwer holds a Bachelors Degree in Information Technology from the Noordelijke Hogeschool Leeuwarden, a leading university in the Netherlands (1993).

     Abraham Biderman has been a Director of the Company since October 2000. He is Executive Vice President of Lipper & Company, Inc., a diversified financial services and money management firm, which he joined in 1990. He is also Managing Director of the Lipper Funds, Inc., a mutual fund family comprised of three publicly traded mutual funds, and of the Lipper Prime Asset Management/Lipper Leumi Asset Management, a provider of asset management services to foreign investors. Prior thereto, he served as special advisor to the Deputy Mayor and then the Mayor during New York City's Koch Administration. From January 1988 through December 1989, Mr. Biderman was Commissioner of New York City's Department of Housing, Preservation and Development. Prior thereto, he served as Commissioner of New York City's Department of Finance and as Chairman of New York City's Employee Retirement System. Mr. Biderman is a Director of the Municipal Assistance Corporation of the City of New York, a member of the Housing Committee of the Real Estate Board of New York, a Director of the New York City Public/Private Initiatives, Inc., a Director of M-Phase Technologies, Inc., a company that manufactures and markets high-bandwidth telecommunications products incorporating DSL technology, and is also on the boards of numerous not-for-profit and philanthropic organizations. Mr. Biderman is a certified public accountant and graduated with a B.A. in Investment Banking from Brooklyn College (1970).

     Dr. E. Bruce Fredrikson has been a Director of the Company since August 1993. He is currently a Professor of Finance at Syracuse University School of Management where he has taught since 1966 and has previously served as Chairman of the Finance Department. Dr. Fredrikson has a B.A. in economics from Princeton University and a M.B.A. and a Ph.D. in finance from Columbia University. He is a Director of Multimedia K.I.D., Inc., an educational technology company. He is also an independent general partner of Fiduciary Capital Partners, L.P. and Fiduciary Capital Pension Partners, L.P. He is also a Director of TDC.

     Dr. Charles F. Goldfarb has been a Director of the Company since October 2000. Dr. Goldfarb invented SGML (Standard Generalized Markup Language) in 1974 and later led the team that developed it into the International Standard (ISO
8879) on which the World Wide Web's HTML (HyperText Markup Language) and XML (Extensible Markup Language) are based. HTML is an SGML application, while XML is a Web-optimized subset of SGML. Dr. Goldfarb has served as Editor of the SGML International Standard for 20 years, and is a consultant to developers of SGML and XML applications and products. He is co-author of "The XML Handbook Third Edition" (Prentice-Hall, 2001), the first edition of which was rated the top XML book of 1998 by Amazon.com. He also authored "The SGML Handbook" (Oxford University Press, 1990), cited by "Seybold Report" as the definitive reference on SGML, and "The SGML Buyer's Guide: A Unique Guide to Determining Your Requirements and Choosing the Right SGML" and "XML Products and Services" (Prentice-Hall, 1998). He is Series Editor of Prentice-Hall's "Charles F. Goldfarb Series on Open Information Management" and "The Definitive XML Series from Charles F. Goldfarb." He has been profiled in "Forbes," "Web Techniques," "Red Herring," and other publications. He holds the Graphic Communications Association's first International SGML Award and the Printing Industries of America's Gutenberg Award, and is an Honorary Fellow of the Society for Technical Communication. Dr. Goldfarb earned an A.B. degree from Columbia College (1960) and a J.D. at Harvard Law School (1964).

     There are no family relationships between or among any directors or officers of the Company. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the discretion of the Board.

Meetings of the Board of Directors

     The Board of Directors held four meetings during the year ended December 31, 1999. Each director attended at least 75% of all of the meetings of the Board of Directors held during the period.

     Dr. Fredrikson and Mr. Stern served on the Company's Audit Committee. The function of the Audit Committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the Company's internal accounting methods and procedures, and to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with the scope of their audit or its implementation. The Audit Committee met one time separately during 1999. The audit committee is currently comprised of Messrs. Biderman, Fredrikson and Goldfarb. The Board of Directors does not have a Compensation or Nominating Committee.

Compliance with Section 16(a) of the Exchange Act

     The Company believes that during the period from January 1, 1999 through December 31, 1999 all officers, directors and greater than ten-percent beneficial owners complied with Section 16(a) filing requirements.

Executive Compensation

     The following table sets forth information with respect to compensation paid by the Company for services to the Company during the three fiscal years ended December 31, 1999 to those executive officers whose aggregate cash and cash equivalent compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE



                                       Annual                     Number of
Name and Principal       Calendar   Compensation                Stock Options
Position                   Year       Salary         Bonus        Awarded

Jack Abuhoff               1999      $250,000       $50,000         45,000
President, CEO since       1998       200,000        20,000         62,499
September 1997                                                 (A) 328,542
                           1997        37,500          -           343,500

Barry Hertz                1999      $ 75,000       $  -            45,000
Chairman                   1998        75,000          -            42,000
                                                               (A) 111,000
                           1997        50,000          -            39,999

Todd Solomon               1999      $ 75,000       $  -            31,500
President, CEO through     1998        93,750          -            31,500
September 1997, Vice                                           (A) 215,097
Chairman of the Board      1997       209,166       $  -            60,999
and Consultant thereafter

Stephen Agress             1999      $160,000          -            18,000
Vice President - Finance

Jan Palmen                 1999      $110,000      $ 38,000         18,000
Vice President - Sales



(A) Options granted in prior years and repriced in 1998



The above compensation does not include certain insurance and other personal benefits, the total value of which does not exceed as to any named officer, the lesser of $50,000 or 10% of such person's cash compensation. The Company has not granted any stock appreciation rights nor does it have any "long-term incentive plans," other than its stock option plans.


                        OPTION GRANTS IN LAST FISCAL YEAR
                                Individual Grants



                              Percent of                      Potential Realized
                             Total Options                     Value at Assumed
                               Granted to                       Annual Rates of
                Number of     Employees    Exercise   Expir-  Stock Appreciation for
                 Options      in Fiscal      Price    ation       Option Term
Name             Granted         Year      Per Share   Date       5%       10%

Jack Abuhoff      45,000          14%        $2.67    6/2004  $33,300   $73,350
Barry Hertz       45,000          14%         2.67    6/2004   33,300    73,350
Todd Solomon      31,500          10%         2.67    6/2004   23,310    51,345
Stephen Agress    18,000           6%         2.67    6/2004   13,320    29,340
Jan Palmen        18,000           6%         2.67    6/2004   13,320    29,340



The options become exercisable one half on the first anniversary and one half on the second anniversary.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR;
                          FISCAL YEAR END OPTION VALUES




                                                                Value of
                                         Number of            Unexercised
                                     Unexercised Options   In-the-Money Options
                 Shares               at Fiscal Year End    at Fiscal  Year End
                Acquired     Value       Exercisable/          Exercisable/
Name           on Exercise  Realized    Unexercisable         Unexercisable

Jack Abuhoff      63,378     $660,670   345,411/60,750   $1,749,229/$330,705

Barry Hertz       60,000     $569,814   111,999/66,000   $  678,763/$361,890

Todd Solomon      74,349     $694,687   217,497/47,250   $1,352,930/$259,560

Stephen Agress    31,500     $237,280     9,999/57,000      $57,052/$326,520

Jan Palmen         9,000      $74,071       -0-/27,000         $-0-/$148,320


Directors  Compensation

     Dr. E. Bruce Fredrikson and Stanley Stern were compensated at the rate of $1,250 and $833 per month, respectively, plus out-of-pocket expenses for each meeting attended. No other director was compensated for his services as director during 1999. Further, Messrs. Fredrikson and Stern received options to purchase 7,500 and 3,600 shares, respectively, in 1999.

Employment  Agreements

     The Company had a three-year employment agreement through September 2000 with Jack Abuhoff, its President and CEO. The Company and Mr. Abuhoff have an agreement in principle to extend the agreement for an additional three-year term. He is currently paid at the rate of $275,000 per annum with any bonuses and future increases at the discretion of the Board of Directors.

     The Company has an employment agreement with Todd Solomon, its former President and CEO, that provides for a salary of $75,000 per annum. He serves as Vice Chairman of the Board and in executive capacities as designated by the CEO or the Board of Directors.

Compensation  Committee  Interlocks  and  Insider  Participation

     For the Company's fiscal year ended December 31, 1999, Messrs. Hertz, Abuhoff and Kaye were officers of the Company and were members of the Board of Directors (there is no compensation committee). Mr. Hertz is Chairman and CEO of Track Data and Mr. Kaye is chief financial officer and a director of Track Data. Messrs. Fredrikson, Mackof and Stern are also directors of Track Data.

Board  Report  on  Executive  Compensation

     The following is the Board's compensation policy: The Board of Directors (the "Board") is responsible for determining the annual salary, short-term and long-term incentive compensation, stock awards and other compensation of the executive officers. In its deliberations regarding compensation of executive officers for 1999 and thereafter, the Board considered the following factors:
(a) Company performance, both separately and in relation to similar companies,
(b) the individual performance of each executive officer, (c) compensation and stock award information disclosed in the proxy statements of other companies,
(d) historical compensation levels and stock awards at the Company, (e) the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent and (f) the recommendations of management. After reviewing the foregoing factors, the Board determined to make a small upward adjustment to the compensation levels of the prior year.

                          STOCK PRICE PERFORMANCE GRAPH


     The following performance graph compares the cumulative total return (assuming reinvestment of dividends) of an investment of $100 in Innodata Corporation on January 1, 1995 through its fiscal year ended December 31, 1999, to the Nasdaq Market Index and the Industry Index for SIC Code 7374, Information Retrieval Services.

                               [GRAPHIC OMITED]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no material related party transactions during the fiscal year ended December 31, 1999.


            ITEM II. APPROVAL OF THE COMPANY'S 2000 STOCK OPTION PLAN
     The Board of Directors has determined that the Company should adopt a new Stock Option Plan in order to make options available to employees, officers, directors and others who render services to the Company. Accordingly, the Board has adopted the 2000 Stock Option Plan (the "2000 Plan"). The Board recommends to the shareholders that the 2000 Plan be approved.

Summary of the 2000 Stock Option Plan

     The purpose of the Plan is to provide additional incentive to the officers, employees, and others who render services to the Company, who are responsible for the management and growth of the Company, or otherwise contribute to the conduct and direction of its business, operations and affairs. It is intended that Options granted under the Plan strengthen the desire of such persons to join and remain in the employ of the Company and stimulate their efforts on behalf of the Company.

     The Company may grant to its officers, key employees and others who render services to the Company, options ("Options") to purchase up to 900,000 shares of the Company's Common Stock, subject to adjustment under certain circumstances, at a price which may not be less than the fair market value per share on the date of the granting of the Option. The closing price of the Common Stock on September 29, 2000 was $10.38.

     Payment of the exercise price shall be made in cash, or, with the consent of the Board of Directors, in whole or in part, in shares of Common Stock or with a full recourse interest bearing promissory note of the Optionee secured by a pledge of the shares received upon exercise of such Option. If an Option granted under the 2000 Plan shall expire, terminate or be cancelled for any reason without being exercised in full, the corresponding number of unpurchased shares shall again be available for the purposes of the 2000 Plan. Options may be granted in the form of incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, or options which do not qualify for treatment as incentive stock options.

     The 2000 Plan will be administered by the Board of Directors or a committee (the "Committee") appointed by the Board of Directors. The Board of Directors determine the persons who are to be granted Options and the number and terms of such Options based upon the contribution of such persons to the management and growth of the Company. The 2000 Plan contains no preset criteria determining the identity or amount of Options to be granted to any person or group of persons. Therefore, no determinations can be made at the present time as to the benefits or amounts that will be or would have been issued to any specific person or groups of persons under the 2000 Plan. No Option may be exercised after the expiration of 10 years from the date of the grant. No Option may be granted under the 2000 Plan after July 17, 2010.

     Incentive stock options are subject to the following limitations: (i) The aggregate fair market value (determined at the time an option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Company, its parent or subsidiary) shall not exceed $100,000, and (ii) if the individual to whom the incentive stock options were granted is considered as owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, then (A) the option price at the time of grant may not be less than 110% of the fair market value per share for such Common Stock and (B) the option period must be no more than five years from the date of grant.

     The Committee shall determine for each Option the extent, if any, to which such Option shall be exercisable in the event of the termination of an Optionee's employment with or rendering of services to the Company. However, any such Option which is an ISO shall in all events lapse unless exercised by the Optionee within a sixty-day (60) period, or if termination is by reason of death, within the twelve month period after such termination, and then only if and to the extent that such Option was exercisable at the date of termination of employment.

     The Board of Directors may, at any time, alter, suspend or terminate the 2000 Plan, except that the Board of Directors may not, without further approval of the stockholders, (1) increase the maximum number of shares for which Options may be granted under the 2000 Plan, (2) decrease the minimum purchase price for shares of Common Stock to be issued upon exercise of Options or (3) change the class of persons eligible to receive Options. Except in limited circumstances, the Board of Directors may not make any change which would have a material adverse affect upon any Option previously granted unless the consent of the Optionee is obtained. No person may be divested of ownership of shares already issued under the 2000 Plan.

     The foregoing summary of the 2000 Plan is qualified in its entirety by, and reference is hereby made to, the 2000 Plan, a copy of which is attached hereto as Exhibit A.

     The grant or exercise of an incentive stock option will not generally cause recognition of income by the Optionee; however, the amount by which the fair market value of a share of Common Stock at the time of exercise of an incentive stock option exceeds the option price, is a "tax preference item" for purposes of the alternative minimum tax. In the event of a sale of the shares received upon exercise of an incentive stock option more than two years from the date of grant and more than one year from the date of exercise, any appreciation of the shares received above the exercise price should qualify as long-term capital gain. However, if shares of Common Stock acquired pursuant to the exercise of an incentive stock option are sold by the Optionee before the completion of such holding periods so much of the gain as does not exceed the difference between the option price and the lesser of the fair market value of the shares at the date of exercise or the fair market value at the date of disposition will be taxable as ordinary income for the taxable year in which the sale occurs. Any additional gain realized on the sale should qualify as a capital gain.

     The grant of an Option that is not an incentive stock option (a "non-qualified option") should not result in recognition of income by the Optionee. Upon exercise of a non-qualified option, the excess of the fair market value of the shares at the exercise date over the option price should be considered compensation taxable as ordinary income. In the event of a sale of the shares, any appreciation after the date of the exercise should qualify as capital gain.

     In connection with incentive stock options and non-qualified options, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the employee provided any Federal income tax withholding requirements are satisfied.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL
   ------------------------------------------------------------------------
                            OF THE 2000 STOCK OPTION PLAN
                            -----------------------------

         ITEM III.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     Subject to approval by the stockholders, the Board of Directors has appointed Grant Thornton LLP as the independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2000. Grant Thornton LLP also served as the Company's auditors for the fiscal years ended December 31, 1999, 1998 and 1997. It is expected that a representative of Grant Thornton LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions from stockholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION
  ----------------------------------------------------------------------------
         OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS
         ----------------------------------------------------------------

                                  VOTE REQUIRED

     The affirmative vote of a majority of the votes cast at the Annual Meeting, assuming a quorum is present, is required to elect directors, to approve the adoption of the 2000 Stock Option Plan and to approve the selection of auditors. Abstentions will not be counted as affirmative votes. The current members of the Board of Directors presently hold voting authority for Common Stock representing an aggregate of approximately 1,252,755 votes, or approximately 24% of the total number of votes eligible to be cast at the Annual Meeting. The members of the Board of Directors have indicated their intention to vote affirmatively on all of the proposals.

                             EXPENSE OF SOLICITATION

     The cost of soliciting proxies, which also includes the preparation, printing and mailing of the Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of the stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

                            PROPOSALS OF STOCKHOLDERS

     Stockholders of the Company who intend to present a proposal for action at the next Annual Meeting of Stockholders of the Company must notify the Company's management of such intention by notice in writing received at the Company's principal executive offices on or before August 15, 2001 in order for such proposal to be included in the Company's Proxy Statement and form of proxy relating to such Meeting. Stockholders who wish to present a proposal for action at the next Annual Meeting are advised to contact the Company as soon as possible in order to permit the inclusion of any proposal in the Company's proxy statement.

                                  OTHER MATTERS

     The Company knows of no items of business that are expected to be presented for consideration at the Annual Meeting which are not enumerated herein. However, if other matters properly come before the Meeting, it is intended that the person named in the accompanying Proxy will vote thereon in accordance with his best judgement.

     PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.


Hackensack, New Jersey          By Order of the Board of Directors
November 13, 2000


                                Martin Kaye, Secretary




                                    EXHIBIT A
                                    ---------

                              INNODATA CORPORATION
                             2000 STOCK OPTION PLAN

     There is hereby established a 2000 Stock Option Plan (the "Plan"). The Plan provides for the grant to certain employees and others who render services to Innodata Corporation or its subsidiaries (the "Company") of options ("Options") to purchase shares of common stock of the Company ("Common Stock").

1. Purpose: The purpose of the Plan is to provide additional incentive to the officers, employees, and others who render services to the Company, who are responsible for the management and growth of the Company, or otherwise contribute to the conduct and direction of its business, operations and affairs. It is intended that Options granted under the Plan strengthen the desire of such persons to join and remain in the employ of the Company and stimulate their efforts on behalf of the Company

2. The Stock: The aggregate number of shares of Common Stock which may be subject to Options shall not exceed 900,000. Such shares may be either authorized and unissued shares, or treasury shares. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the corresponding number of unpurchased shares shall again be available for the purposes of the Plan.

3.     Types of Options:  Options granted under the Plan shall be in the form of
(i) incentive stock options ("ISO's"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-statutory options which do not qualify under such Section ("NSO's"), or both, in the discretion of the Board of Directors or any committee appointed by the Board (each, the "Committee"). The status of each Option shall be identified in the Option Agreement.

4.     Eligibility

(a) ISO's may be granted to such employees (including officers and directors who are employees) of the Company as the Committee shall select from time to time.

(b) NSO's may be granted to such employees (including officers and directors) of the Company, and to other persons who render services to the Company, as the Committee shall select from time to time.

5.     General Terms of Options

(a) Option Price. The price or prices per share of Common Stock to be sold pursuant to an Option (the "exercise price") shall be fixed by the Committee but shall in any case not be less than

(i) the fair market value per share for such Common Stock on the date of grant in the case of ISOs other than to a 10% Stockholder,

(ii) 110% of the fair market value per share for such Common Stock on the date of grant in the case of ISOs to a 10% Stockholder, and

(iii)     the fair market value on the date of grant in the case of NSO's
A "10% Stockholder" means an individual who within the meaning of Section 422(b)(6) of the Code owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of its parent or any subsidiary corporation.

(b) Period of Option Vesting. The Committee shall determine for each Option the period during which such Option shall be exercisable in whole or in part, provided that no ISO to a 10% Stockholder shall be exercisable more than five years after the date of grant

(c) Special Rule for ISO's. The aggregate fair market value (determined at the time the ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Company, its parent or subsidiary) shall not exceed $100,000, and any excess shall be considered an NSO.

(d)     Effect of Termination of Employment

(i) The Committee shall determine for each Option the extent, if any, to which such Option shall be exercisable in the event of the termination of the Optionee's employment with or rendering of other services to the Company.

(ii) However, any such Option which is an ISO shall in all events lapse unless exercised by the Optionee:

(A) prior to the 60th day after the date on which employment terminated, if termination was other than by reason of death; and

(B) within the twelve-month period next succeeding the death of the Optionee, if termination is by reason of death.

(iii) The Committee shall have the right, at any time, and from time to time, with the consent of the Optionee, to modify the lapse date of an Option and to convert an ISO into an NSO to the extent that such modification in lapse date increases the life of the ISO beyond the dates set forth above or beyond dates otherwise permissible for an ISO.

(e) Payment for Shares of Common Stock. Upon exercise of an Option, the Optionee shall make full payment of the Option Price:

(i)     in cash, or,

(ii)     with the consent of the Committee and to the extent permitted by it:

(A) with Common Stock of the Company valued at fair market value on date of exercise, but only if held by the Optionee for a period of time sufficient to prevent a pyramid exercise that would create a charge to the Company's earnings,

(B) with a full recourse interest bearing promissory note of the Optionee, secured by a pledge of the shares of Common Stock received upon exercise of such Option, and having such other terms and conditions as determined by the Committee,

(C) by delivering a properly executed exercise notice together with irrevocable instructions to a broker to sell shares acquired upon exercise of the Option and promptly to deliver to the Company a portion of the proceeds thereof equal to the exercise price, or

(D)     any combination of any of the foregoing.

(f) Option Exercises. Options shall be exercised by submitting to the Company a signed copy of notice of exercise in a form to be supplied by the Company. The exercise of an Option shall be effective on the date on which the Company receives such notice at its principal corporate offices. The Company may cancel such exercise in the event that payment is not effected in full, subject to the terms of Section 5(e) above.

(g) Non-Transferability of Option. No Option shall be transferable by the Optionee or otherwise than by will or by the laws of descent and distribution. During the Optionee's lifetime, such Option shall be exercisable only by such Optionee. If an Optionee should die while in the employ of the Company, the Option theretofore granted to the Optionee, to the extent then otherwise exercisable, shall be exercisable only by the estate of the Optionee or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death of the Optionee. Notwithstanding the foregoing, if so provided in an agreement between the Company and the Optionee, an Optionee may transfer his or her Options to immediate family members or trusts for their benefit or partnerships in which immediate family members are the only partners, without consideration, and subject to the same terms and conditions as were applicable to the Options immediately prior to their transfer.

6.     Other Plan Terms:

(a) Number of Options which may be Granted to, and Number of Shares of Common Stock which may be Acquired by Employees.

(i) The Committee may grant more than one Option to an individual, and, subject to the requirements of Section 422 of the Code, with respect to ISOs, such Option may be in addition to, in tandem with, or in substitution for, Options previously granted under the Plan or of another corporation and assumed by the Company.

(ii) The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan or otherwise to be conditioned upon the granting to the employee of a new Option for the same or a different number of shares of Common Stock as the Option surrendered, or may require such voluntary surrender as a condition precedent to a grant of a new Option to such employee. Such new Option shall be exercisable at the price, during the period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the price, period of exercise, or any other terms or conditions of the Option surrendered.

(b) Period of Grant of Options. Options may be granted at any time under the Plan, provided that Options which are granted before the Plan has been approved by the stockholders of the Company shall be exercisable only after the Plan is approved by such stockholders. However, no Option shall be granted under the Plan after July 17, 2010.

(c) Effect of Change in Common Stock. In the event of a reorganization, recapitalization, liquidation, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, or any change in the corporate structure or shares of Common Stock of the Company, pursuant to any of which events the then outstanding shares of the common stock are split up or combined or changed into, become exchangeable at the holder's election for, or entitle the holder thereof to other shares of common stock, or in the case of any other transaction described in Section 424(a) of the Code, the Committee may change the number and kind of shares of Common Stock available under the Plan and any outstanding Option (including substitution of shares of common stock of another corporation) and the price of any Option and the fair market value determined under this Plan in such manner as it shall deem equitable in its sole discretion.

(d) Optionees not Stockholders. An Optionee or a legal representative thereof shall have none of the rights of a stockholder with respect to shares of Common Stock subject to Options until such shares shall be issued or transferred upon exercise of the Option.

7. Option Agreement: The Company shall effect the grant of Options under the Plan, in accordance with determinations made by the Committee, by execution of instruments in writing in a form approved by the Committee. Each Option shall contain such terms and conditions (which need not be the same for all Options, whether granted at the same time or at different times) as the Committee shall deem to be appropriate and not inconsistent with the provisions of the Plan, and such terms and conditions shall be agreed to in writing by the Optionee.

8.     Certain Definitions:

(a) Fair Market Value. As used in the Plan, the term "fair market value" shall mean as of any date:

(i) if the Common Stock is not traded on any over-the-counter market or on a national securities exchange, the value determined by the Committee using the best available facts and circumstances,

(ii) if the Common Stock is traded in the over-the-counter market, based on most recent closing prices for the Common Stock on the date the calculation thereof shall be made, or

(iii) if the Common Stock is listed on a national securities exchange, based on the most recent closing prices for the Common Stock of the Company on such exchange.

(b) Subsidiary and Parent. The term "subsidiary" and "parent" as used in the Plan shall have the respective meanings set forth in Sections 424(f) and (e) of the Internal Revenue Code.

9. Not an Employment Contract: Nothing in the Plan or in any Option or stock option agreement shall confer on any Optionee any right to continue in the service of the Company or any parent or subsidiary of the Company or interfere with the right of the Company to terminate such Optionee's employment or other services at any time.

10.     Withholding Taxes:

(a) Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may, in its sole discretion from time to time, issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

(b) In the case of shares of Common Stock that an Optionee receives pursuant to his exercise of an Option which is an ISO, if such Optionee disposes of such shares of Common Stock within two years from the date of the granting of the ISO or within one year after the transfer of such shares of Common Stock to him, the Company shall have the right to withhold from any salary, wages, or other compensation for services payable by the Company to such Optionee, amounts sufficient to satisfy any withholding tax obligation attributable to such disposition.

(c) In the case of a disposition described in Section (b), the Optionee shall give written notice to the Company of such disposition within 30 days following the disposition, which notice shall include such information as the Company may reasonably request to effectuate the provisions hereof.

11.     Agreements and Representations of Optionees:

As a condition to the exercise of an Option, unless counsel to the Company opines that it is not necessary under the Securities Act of 1933, as amended, and the pertinent rules thereunder, as the same are then in effect, the Optionee shall represent in writing that the shares of Common Stock being purchased are being purchased only for investment and without any present intent at the time of the acquisition of such shares of Common Stock to sell or otherwise dispose of the same.

12.     Administration of the Plan:

(a) The Plan shall be administered by the Board of Directors or a Committee of the Board of Directors of the Company (the "Committee") consisting of not less than two Directors.

(b) Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine the individuals to receive Options, the times when they shall receive them and the number of shares of Common Stock to be subject to each Option, and other terms relating to the grant of Options.

(c) Subject to the express provisions of the Plan, the Committee shall have authority to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical) and, as specified in this Plan, the fair market value of the common stock, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Section 12 shall be conclusive.

(d) The Committee may, in its sole discretion, and subject to such terms and conditions as it may adopt, accelerate the date or dates on which some or all outstanding Options may be exercised.

(e) The Committee may require that any Option Shares issued be legended as necessary to comply with applicable federal and state securities laws.

13.     Amendment and Discontinuance of the Plan

(a) The Board of Directors of the Company may at any time alter, suspend or terminate the Plan, but no change shall be made which will have a material adverse effect upon any Option previously granted, unless the consent of the Optionee is obtained; provided, however, that the Board of Directors may not without further approval of the stockholders, (i) increase the maximum number of shares of Common Stock for which Options may be granted under the Plan or which may be purchased by an individual Optionee, (ii) decrease the minimum option price provided in the Plan, or (iii) change the class of persons eligible to receive Options.
(b) The Company intends that Options designated by the Committee as ISO's shall constitute ISOs under Section 422 of the Code. Should any provision in this Plan for ISO's not be necessary in order to so comply or should any additional provisions be required, the Board of Directors of the Company may amend the Plan accordingly without the necessity of obtaining the approval of the stockholders of the Company.

14. Other Conditions: If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option granted under the Plan is or may in the circumstances be unlawful under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, and the Company shall not be required to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933 or otherwise with respect to shares of Common Stock or Options under the Plan, and the right to exercise any such Option may be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful.

     At the time of any grant or exercise of any Option, the Company may, if it shall deem it necessary or desirable for any reason connected with any law or regulation of any governmental authority relative to the regulation of securities, condition the grant and/or exercise of such Option upon the Optionee making certain representations to the Company and the satisfaction of the Company with the correctness of such representations.

15. Approval; Effective Date; Governing Law: The Plan was adopted by the Board of Directors on July 17, 2000 and is to be submitted to stockholders for their approval at the first meeting of stockholders following such date. The Plan shall terminate if not approved by stockholders. The Plan shall be interpreted in accordance with the internal laws of the State of New York.




PROXY

                              INNODATA CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Stockholder of Common Stock of Innodata Corporation (the "Company") hereby revokes all previous proxies, acknowledges receipt of the Notice of the Meeting of Stockholders to be held on Thursday, December 14, 2000, and hereby appoints Barry Hertz and Martin Kaye, and each of them, as proxies of the undersigned, with full power of substitution, to vote and otherwise represent all of the shares of the undersigned in the Company at said meeting and at any adjournments thereof with the same effect as if the undersigned were present and voting the shares. The shares represented by this proxy shall be voted on the following matters and, in their discretion, upon any other business which may properly come before said meeting.

1.  Election  of  Directors:


/ /  For all nominees listed below          / /  Withhold authority
     (except as indicated)                       to vote for all
                                                 nominees listed below





To withhold authority for any individual nominee, strike through that nominee's name in the list below.

     Barry Hertz                  Todd Solomon       Abraham Biderman
     Jack Abuhoff                  Martin Kaye       Charles F. Goldfarb
     E.  Bruce  Fredrikson

2.  Approval of the 2000 Stock Option Plan:

    / /  For        / /  Against        / /  Abstain


3.  Ratification of the selection of Grant Thornton LLP as independent auditors:

     / /  For        / /  Against       / /   Abstain



THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE ABOVE NOMINEES, FOR APPROVAL OF THE 2000 STOCK OPTION PLAN, FOR SELECTION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

          Dated: --------------,  2000

          Signature(s)  of  Stockholder ---------------------

          (Title,  if  appropriate) -------------------------

This proxy should be signed by the Stockholder(s) exactly as his or her name appears hereon. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, each owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.